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                                  EXHIBIT 99.18



DIODES INCORPORATED

FOR IMMEDIATE RELEASE

       DIODES, INC. ANNOUNCES SUCCESSFUL COMPLETION OF FABTECH ACQUISITION
          C.H. Chen Discusses Expectations for Fourth Quarter and 2001

               WESTLAKE VILLAGE, CALIFORNIA -- DECEMBER 5, 2000 -- Diodes Incorporated (Nasdaq: DIOD), a leading manufacturer and supplier of high quality discrete semiconductors, primarily to the communications, computing, electronics and automotive industries, today announced that it has completed the acquisition of FabTech, Inc., a 5-inch wafer foundry, specializing in Schottky products.

               FabTech, based in Lee's Summit, Missouri, operates out of a 70,000 square foot, state-of-the-art manufacturing facility that includes a 16,000 sq. ft. clean room. At a senior level, the company boasts eight engineers with a combined 190 years experience in the semiconductor industry. FabTech currently has eight patents pending in technologies from ruggedized Schottky devices to thirty-five hundred volt Ultra-Fast devices.

               The acquisition of FabTech significantly advances Diodes' strategy of becoming a total solution provider for the discrete semiconductor industry, covering the full range of manufacturing and product development. FabTech will also enable the Company to intensify R&D initiatives aimed at developing innovative products in the areas of miniaturization, integrated discretes, and developing chip-scale discretes.

               Commenting on the acquisition, C.H. Chen, President and CEO of Diodes Incorporated said, "We are delighted to announce the completion of this important strategic purchase for our Company. The addition of FabTech will enable us to accelerate our drive into higher-margin, proprietary product lines and will make a significant contribution toward our goal of positioning Diodes as a vertically integrated manufacturer and supplier of discrete semiconductors at the forefront of next-generation discrete technology."

               FabTech was acquired from Lite-On Power Semiconductor Corporation
(LPSC) for approximately $25 million, which includes the assumption of approximately $19 million in debt, and a cash payment to LPSC of approximately $6 million. LPSC, which is part of the $4.5 billion Lite-On Group, owns approximately 38% of Diodes' outstanding shares. The deal includes an additional earn-out for meeting specified earnings targets over a four-year period.

               The acquisition was financed internally through bank credit facilities, and is expected to be accretive to earnings in 2001.

               Mr. Chen also provided guidance on the Company's expectations for the remainder of year 2000, as well as an update for 2001.

               "As we discussed during our third quarter conference call, we believe that this acquisition and the continued expansion of our Chinese manufacturing facility will position us to outperform the discrete semiconductor industry in 2001, consistent with our record over the past five years," said Mr. Chen. "However, inventory adjustments among several of our key distributors have led us to revise our top-line expectations for the fourth quarter. We now anticipate fourth-quarter revenue to be in the range of $28 to $30 million, as compared to $23.2 million in the fourth quarter of 1999."

               Mr. Chen noted that based upon stable gross margins and reductions of SG&A expenses, expectations for year 2000 earnings per share are in the range of $1.75 to $1.80. The fourth quarter will assure a



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record year for Diodes, with revenues increasing approximately 50% and net income approximately 200% from last year.

               "Moving forward into 2001, we believe that our competitive cost structure, superior customer service and quality products, and continued introduction of value-added product lines will position the Company to continue to capture market share, while building value for our shareholders," concluded Mr. Chen.

               ABOUT DIODES INCORPORATED

               Diodes, Inc. (Nasdaq: DIOD) is a leading manufacturer and supplier of high-quality discrete semiconductor products, serving the communications, computer, electronics and automotive markets. The Company operates two Far East subsidiaries, Diodes-China (QS-9000 & ISO-14001 certified) in Shanghai and Diodes-Taiwan (ISO-9000 certified) in Taipei. Diodes-China's manufacturing focus is on surface-mount devices destined for wireless devices, notebook computers, pagers, PCMCIA cards and modems, among others. Diodes-Taiwan is our Asia-Pacific sales, logistics and distribution center. The Company's newly acquired 5" wafer foundry, Diodes-FabTech, specializes in Schottky products and is located just outside Kansas City, Missouri. The Company's ISO-9000 corporate sales, marketing, engineering and logistics headquarters is located in Southern California. For further information, visit the Company's website at http://www.diodes.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include, but are not limited to, such factors as the Company's ability to successfully integrate FabTech within its existing operations, the Company's ability to develop and market new discrete technologies, management's expectations with regards to future financial performance, fluctuations in product demand, the introduction of new products, the Company's ability to maintain customer and vendor relationships, technological advancements in the semiconductor industry, impact of competitive products and pricing, growth in targeted markets, risks of foreign operations, and other information detailed from time to time in the Company's filings with the United States Securities and Exchange Commission.

Source:  Diodes Incorporated

CONTACT:  Crocker Coulson, Account Executive, Coffin Communications Group;

               (818) 789-0100 e-mail: crocker.coulson@coffincg.com or Carl Wertz, Chief Financial Officer, Diodes Incorporated; (805) 446-4800

Recent news releases, annual reports, and SEC filings are available at the Company's website: http://www.diodes.com. Written requests may be sent to Investor Relations, Diodes Incorporated, 3050 E. Hillcrest Drive, Westlake Village, CA 91362, or they may be e-mailed to: diodes-fin@diodes.com.


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